Exhibit 16.1

March 14, 2011

U.S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549-6010

Dear Ladies and Gentlemen:

We have read Item 4.01, and are in agreement with, the statements as they related to our firm being made by The Original Soupman, Inc. (the "company") in Item 4.01of its Form 8-K dated March 14, 2011, captioned "Changes in Registrant's Certifying Accountant." We have no basis to agree or disagree with the other statements contained therein.

Thank You!

/s/ Douglas W. Child

Douglas W. Child, CPA
Child, Van Wagoner & Bradshaw, PLLC

LM